Exhibit 99.1

FOR IMMEDIATE RELEASE
EDITORIAL CONTACT:
INVESTOR CONTACTS:
Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD Announces

Pricing of Private Offering of 7.75% Senior Notes due 2012

SUNNYVALE, CA – October 22, 2004 – Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it has agreed to sell $600 million aggregate principal amount of its 7.75% Senior Notes due 2012 in a private offering. The company expects to close the transaction on or about October 29, 2004.

AMD intends to use the net proceeds generated from the offering, together with existing cash, to prepay the full amount owed by AMD’s indirect wholly-owned German subsidiary, AMD Saxony Limited Liability Company & Co. KG, under its existing term loan.

The new Senior Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new Senior Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the company’s expectations.